     As filed with the Securities and Exchange Commission on April 17, 2003

                                                  Registration No.______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Surgical Safety Products, Inc.
             (Exact name of registrant as specified in its charter)

          New York                                      65-0565144
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

          8374 Market Street
              Number 439
          Bradenton, Florida                             34202
(Address of Principal Executive Offices)              (Zip Code)

                          2003 STOCK COMPENSATION PLAN
                              (Full Title of Plan)

                                    Tim Novak
                         8374 Market Street, Number 439
                               Bradenton, FL 34202
                                 (941) 360-3039

                                 With a Copy to:

                               Lawrence E. Wilson
                           Franklin, Cardwell & Jones
                            1001 McKinney, 18th Floor
                                Houston, TX 77002
          (Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)

                         CALCULATION OF REGISTRATION FEE
___________________________________________________________________________________________________________________

   Title of Each Class of     Amount to be    Proposed Maximum Offering       Proposed Maximum         Amount of
Securities to be Registered    Registered      Price Per Security (1)        Aggregate Offering      Registration
                                                                                 Price (1)                Fee

Common Stock, $.001 par         8,000,000               $.008                     $64,000                $5.89
value per share
___________________________________________________________________________________________________________________

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

        (1)The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule
           457(c) on the basis of the average of the bid and asked prices on the over-the-counter bulletin board market on April 15, 2003.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the 2003 Stock Compensation Plan or the stock compensation agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the
Securities Act of 1933, as amended (the "Securities Act"). Such Stock
Compensation Plan, stock compensation agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the
Securities Act.

                                       I-1

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

        The Company incorporates by reference into this Registration Statement the following documents which have been or will be filed by the Company with the
Securities and Exchange Commission (the "Commission"):

        1. Annual Report on Form 10-KSB for the fiscal year ended December 31,
2002.

        2. All other reports filed pursuant to Section 13(a) or 15(d) of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December
31, 2002.

        3. The description of the Company's Common Stock contained in the Company's
Registration Statement on Form 10-SB, filed September 28, 1998 (Registration
Number 000-24921).

        In addition, all documents subsequently filed by the Company pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration
Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this
Registration Statement.

Item 4: Description of Securities.

        Not Applicable

Item 5: Interests of Named Experts and Counsel.

        Not Applicable

Item 6: Indemnification of Directors and Officers.

        Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final

                                      II-1

adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

        Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

        Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL
contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

        Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the
NYBCL, and (3) directors and officers in instances in which they may not

                                      II-2

otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

        Our Certificate of Incorporation provides for exclusion of personal liability of our directors for any breach of duty to our stockholders except in the case of a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the
Business Corporation Law.

        Our bylaws provide that each of our directors and officers shall be indemnified by the corporation against all costs and expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which such director or officer may be involve or to which he or she may be made a party by reason of his or her being or having been a director or officer of the corporation, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

        The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7: Exemption From Registration Claimed.

        Not Applicable

Item 8: Exhibits.

        The following exhibits are filed as part of this Registration Statement

              4.1  2003 Stock Compensation Plan.
              5.1  Opinion of Franklin, Cardwell & Jones.
             23.1  Consent of Kingery Crouse & Hohl, P.A.
             23.2  Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1).
             24.1  Power of Attorney (included on Signature Page).

                                      II-3

Item 9: Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the
        Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
        "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
        Statement or any material change to such information in the
        Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the Registration
Statement.

        (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the

                                      II-4

successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Bradenton, State of Florida, on April 15, 2003.

                                             Surgical Safety Products, Inc.

                                             BY:/s/ Tim Novak
                                                Tim Novak
                                                President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Tim Novak and R. Paul Gray true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this April 15, 2003.

         Signature                          Title

         /s/ Tim Novak                      President and Chief Executive Officer
         Tim Novak                          (Principal Executive Officer)
                                            and Director

         /s/ R. Paul Gray                   Secretary, Treasurer and Chief Financial
         R. Paul Gray                       Officer (Principal Financial Officer
                                            and Principal Accounting Officer)
                                            and Director

                                      II-6

                                  EXHIBIT INDEX

              Exhibit  Document

                  4.1  2003 Stock Compensation Plan
                  5.1  Opinion of Franklin, Cardwell & Jones
                 23.1  Consent of Kingery Crouse & Hohl, P.A.
                 23.2  Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1).
                 24.1  Power of Attorney (included on Signature Page).